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                                                                     EXHIBIT 2.2

                          VOTING AGREEMENT (individual)

         This Voting Agreement ("AGREEMENT") is dated as of ___________ between Bellwether Exploration Company, a Delaware corporation ("BELLWETHER"), and [BARGO ENERGY COMPANY SHAREHOLDER] (the "SHAREHOLDER").

                                   WITNESSETH:

         WHEREAS, as of the date hereof, Shareholder owns an aggregate of _______ shares (together with any shares acquired after the date hereof, the "SHARES") of [COMMON STOCK/PREFERRED STOCK, SERIES B], par value $.01 per share ("STOCK"), of Bargo Energy Company, a Texas corporation ("BARGO");

         WHEREAS, Bellwether is prepared to enter into an Agreement and Plan of Merger with Bargo (as amended from time to time, the "MERGER AGREEMENT") providing for the merger of Bargo with and into Bellwether (the "MERGER"), with Bellwether being the surviving entity;

         WHEREAS, to encourage Bellwether to enter into the Merger Agreement, Shareholder is willing to enter into certain arrangements with respect to the Shares;

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to them in the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Shareholder's Support of the Merger. From the date hereof until the earliest to occur of (i) the termination of the Merger Agreement, and (ii) the consummation of the Merger:

         (a) Shareholder owns the Shares and will not, directly or indirectly,
(i) sell, transfer, pledge or otherwise dispose of any Shares to any Person other than Bellwether, Bargo or its designee unless such Person shall have agreed in writing to be bound by the terms of this Agreement, or (ii) grant a proxy with respect to any Shares to any Person other than Bellwether or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

         (b) Shareholder will not, and will cause its respective officers or directors (to the extent Shareholder is not a natural person), employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Bargo Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Bargo or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Bargo Acquisition Proposal. Shareholder shall promptly notify Bellwether of all relevant terms of any inquiries or proposals received by Shareholder, its respective

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officers or directors (to the extent Shareholder is not a natural person), employees or other agents relating to any such matters and if such inquiry or proposal is in writing, Shareholder shall deliver or cause to be delivered to Bellwether a copy of such inquiry or proposal.

         (c) Shareholder agrees that it will vote, or execute a written consent with respect to, all Shares (i) in favor of approval of the Merger Agreement and the Merger and (ii) subject to the provisions of paragraph (d) below, against any Bargo Acquisition Proposal. In addition, if requested by Bellwether, Shareholder shall execute a written consent with respect to the matters described above on the day before the information statement/proxy/prospectus contemplated by the Merger Agreement is mailed to Bellwether's stockholders and Bargo's shareholders.

         (d) Shareholder agrees that, if requested by Bellwether, Shareholder will not attend and Shareholder will not vote the Shares at any annual or special meeting of Shareholders at which a Bargo Acquisition Proposal is being considered, or execute any written consent of Shareholders relating directly or indirectly to a Bargo Acquisition Proposal, during such period.

         (e) Shareholder acknowledges that the terms of this Agreement will be required to be described, and this Agreement will be required to be filed, in certain securities law filings relating to the Merger.

         (f) To the extent inconsistent with the provisions of this Section 1, Shareholder hereby revokes any and all proxies with respect to the Shares or any other voting securities of Bargo held by Shareholder.

Notwithstanding anything to the contrary set forth herein, this Agreement shall not restrict Shareholder from acting in accordance with his fiduciary duties as an officer or director of Bargo.

         2. Miscellaneous.

         (a) Shareholder, on the one hand, and Bellwether, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breach of any provision of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

         (b) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         (c) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telecopy or sent by registered mail, postage prepaid:

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         If to Bellwether:

                  Bellwether Exploration Company
                  1331 Lamar, Suite 1455
                  Houston, Texas 77002
                  Attention: Douglas G. Manner
                  Facsimile No.: (713) 652-2916

         With copies to (which shall not constitute notice):

                  Haynes and Boone, L.L.P.
                  1000 Louisiana St., Suite 4300
                  Houston, Texas 77002-5012
                  Attention: George G. Young, III
                  Facsimile No.: (713) 547-2600

         If to Shareholder: At the address specified on the signature page hereof.

         With copies to (which shall not constitute notice):

                  Bargo Energy Company
                  700 Louisiana St., Suite 3700
                  Houston, Texas 77002
                  Attention: Tim Goff
                  Facsimile No.: (713) 236-9799

                  and

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  711 Louisiana St., Suite 1900 South
                  Houston, Texas 77002
                  Attention: Michael E. Dillard, P.C.
                  Facsimile No.: (713) 236-0822

or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopy shall be deemed delivered on the day the sender receives telecopy confirmation that such notice was received at the telecopy number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

         (d) From and after the termination of this Agreement, the covenants of the parties hereto set forth herein shall be of no further force or effect and such parties shall be under no further obligation with respect thereto.

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         (e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "AFFILIATE" is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.

                  (ii) "MERGER" means the transaction referred to in the second whereas clause of this Agreement, or any amendment to or modification that does not adversely affect the economic value of the Merger to Shareholder pursuant to the transaction set forth in the Merger Agreement.

                  (iii) "PERSON" means any individual, firm, corporation, partnership, trust, limited liability company or other entity.

         (f) Due Authorization; No Conflicts. Shareholder hereby represents and warrants to Bellwether as follows:

                  (i) Shareholder has full power and authority to enter into this Agreement.

                  (ii) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which Shareholder is a party or to which it is subject,
         (b) result in the creation of any lien, charge or other encumbrance on any Shares or (c) require Shareholder to obtain the consent of any private nongovernmental third party.

                  (iii) No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other Person is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or Shareholder's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

         (g) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns, but, except as contemplated pursuant to
Section 1(a), shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

         (h) Waiver. No party hereto may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

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         (i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

         (j) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates.

         (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, Shareholder and Bellwether have each caused this
Agreement to be duly executed as of the day and year first above written.




                                 SHAREHOLDER


                                 By:
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                                 Name:
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                                 Address:
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                                   BELLWETHER EXPLORATION COMPANY



                                   By:
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                                   Name:
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                                   Title:
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